Exhibit 8.2

[LETTERHEAD OF MAYER BROWN LLP]

December 18, 2019

Prologis, Inc.
Pier 1, Bay 1
San Francisco, California 94111

Re:                             Status as a Real Estate Investment Trust

Ladies and Gentlemen:

This opinion letter is delivered to you in connection with the prospectus included as part of the registration statement on Form S-4 filed with the Securities and Exchange Commission on  December 18, 2019, as amended or supplemented through the date hereof (the “Registration Statement”), in our capacity as special tax counsel to Prologis, Inc., a Maryland corporation (the “Company”), in respect of the proposed merger of Leaf Holdco Property Trust, a Maryland real estate investment trust (“New Liberty Holdco”), with and into a wholly owned subsidiary of the Company, pursuant to that certain Agreement and Plan of Merger, dated as of October 27, 2019, by and among the Company, Prologis, L.P., a Delaware limited partnership, Lambda REIT Acquisition LLC, a Maryland limited liability company, Lambda OP Acquisition LLC, a Delaware limited liability company, Liberty Property Trust, a Maryland real estate investment trust (“Liberty Property Trust”), Liberty Property Limited Partnership, a Pennsylvania limited partnership, and New Liberty Holdco, including any schedules and exhibits thereto and as amended prior to the date hereof.  You have requested our opinion concerning the qualification and taxation of the Company as a real estate investment trust (“REIT”).

In formulating our opinion, we have reviewed and relied upon the Registration Statement and such other documents and information provided by you, and such applicable provisions of law, as we have considered necessary or desirable for purposes of the opinion expressed herein.

In addition, we have relied upon certain representations made by the Company and Liberty Property Trust relating to the organization and actual and proposed operation of the Company and Liberty Property Trust and their relevant subsidiaries.  For purposes of our opinion, we have not made an independent investigation of the facts set forth in such documents, the representations from the Company or Liberty Property Trust, or the Registration Statement.  We have, consequently, relied upon representations by the Company and Liberty Property Trust that the information presented in such documents or otherwise furnished to us accurately and completely describes all material facts.

Our opinion expressed herein is based on the applicable laws of the State of Maryland, the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder, and the interpretations of the Code and such regulations by the courts and the Internal Revenue Service, all as they are in effect and exist at the date of this letter.  It should be noted that statutes, regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect.  A material change that is made after the date hereof in any of the foregoing bases for our opinions, could adversely affect our conclusions.

Based upon and subject to the foregoing and to the qualifications and limitations set forth herein, it is our opinion that beginning with the Company’s taxable year ending December 31, 1997, the Company has been organized in conformity with the requirements for qualification and taxation as a

Mayer Brown is a global services provider comprising an association of legal practices that are separate entities including
Mayer Brown LLP (Illinois, USA), Mayer Brown International LLP (England), Mayer Brown (a Hong Kong partnership)
and Tauil & Chequer Advogados (a Brazilian partnership).

Prologis, Inc.

December 18, 2019

REIT under the Code, and the Company’s actual and proposed method of operation, as described in the Registration Statement and as represented by the Company, has enabled it and will continue to enable it to satisfy the requirements for qualification and taxation as a REIT under the Code.

Other than as expressly stated above, we express no opinion on any issue relating to the Company or to any investment therein. This opinion letter is being furnished solely in connection with the filing of the Registration Statement.  We disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of the name of our firm in the Registration Statement. In giving this consent, we do not admit that we are experts within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required under Section 7 of the Securities Act.

Sincerely,

/s/ Mayer Brown LLP